Exhibit 10.1

Non Employee Director Compensation Summary

Initial Restricted Stock Award	$ 50,000
Annual Retainer	$ 25,000
Annual Restricted Stock Award	$ 35,000
Board Meeting Fee (per meeting)	$ 1,500
Non-Audit Committee Meeting Fee (per meeting)	$ 1,000
Audit Committee Meeting (in person – per meeting)	$ 2,000
Audit Committee Meeting (telephonic – per meeting)	$ 1,000
Non-Audit Committee Chair	$ 5,000
Audit Committee Chair	$ 10,000
Lead Director Fee (in lieu of Committee Chair Fee)	$ 10,000

Upon initial election or appointment to the Board, a new director shall receive $50,000 worth of restricted stock to be issued pursuant to EGL’s Non Employee Director Stock Plan.  The number of shares to be issued will be determined using the fair market value (defined in the Plan as the closing price) of EGL’s common stock on the date of appointment. Upon appointment to the Board other than at an annual meeting of shareholders, a new director shall receive a pro rata portion of the $25,000 annual cash retainer.  Directors may elect to take the retainer and committee chair or lead director fees in cash, stock or a combination thereof.  Any amount elected to be taken in stock will be at a15% premium of the corresponding cash amount.  Cash compensation for meetings is paid to each non-employee director on a quarterly basis.